EXHIBIT 5.1

                                                July 18, 2005

El Capitan Precious Metals, Inc.
14301 North 87th Street, Suite 216
Scottsdale, AZ  85260

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted on behalf of El Capitan Precious Metals, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 5,000,000 shares of Common Stock, $.01 par value, to be issued by the Company (the "Shares"), pursuant to the terms of the Company's 2005 Stock Incentive Plan (the "Plan"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

      1. The Company is a validly existing corporation in good standing under the laws of the State of Nevada.

      2. The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Maslon Edelman Borman & Brand, LLP